Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 30, 2023 relating to the consolidated financial statements of SeaStar Medical Holding Corporation included in this Registration Statement on Form S-1 (File No. 333-269338). We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ ArmaninoLLP

Bellevue, Washington

April 21, 2023